The Andersons, Inc.

480 W. Dussel Dr.

Maumee, Ohio 43537

FOR IMMEDIATE RELEASE	AT THE COMPANY: Gary Smith (419) 891-6417

THURSDAY, FEBRUARY 8, 2007

THE ANDERSONS, INC. REPORTS RECORD REVENUES AND INCOME
EPS OF $2.19 FOR YEAR VS. $1.69 IN 2005
2006 Net Income of $36.3 Million Up 39%

MAUMEE, OHIO, FEBRUARY 8, 2007—The Andersons, Inc. (Nasdaq: ANDE), today announced its 2006 results, with full-year net income at $36.3 million, or $2.19 per diluted share, on $1.5 billion of revenues. In 2005, the company’s full-year net income was $26.1 million, or $1.69 per diluted share, and total revenues were $1.3 billion. Fourth-quarter net income in 2006 was $13.8 million, or $0.76 per diluted share, and total revenues were $463 million. In the same three-month period of 2005, the company reported net income of $15.3 million, or $0.99 per diluted share, on $384 million of revenues.

The Grain and Ethanol Group’s full-year operating income of $27.9 million in 2006 established a new record, $15.3 million higher than the $12.6 million it achieved in 2005, the group’s previous best full-year performance. Operating income of $12.3 million in the fourth quarter of 2006 was below the $14.8 million the group generated a year earlier. The number of grain bushels delivered to The Andersons’ elevators increased slightly this year. Total grain gross profit and operating income also improved for the year, despite reduced earnings from grain storage attributable in part to higher interest costs. The group’s emerging ethanol business continued to register income growth during the most recent quarter. The group’s Albion, Michigan ethanol plant, in which The Andersons, Inc. is a significant investor, began production during the third quarter and shipped ethanol and distillers dried grain to customers throughout the fourth quarter of 2006. Construction of its Clymers, Indiana plant, in which the company also is a significant investor, is progressing well and is scheduled to start producing ethanol early in the second quarter of 2007. Recently construction also began on a Greenville, Ohio plant, which is expected to begin operations in early 2008. The group’s investment in Lansing Trade Group, LLC exceeded its 2005 fourth-quarter income in the most recent three-month period and achieved significant income growth for the full year.

The Rail Group’s 2006 revenues of $113 million exceeded 2005 by $21 million. Full-year operating income in 2006 was $19.5 million. In 2005, the group had operating income of $22.8 million on $92 million of revenues. Income from the rail leasing business was lower this year because gains from the sale of railcars were down since fewer cars were liquidated in 2006, and maintenance costs were higher. The group’s railcar fleet continued to grow in 2006, and the utilization rate of the fleet remained high. Revenues and income from the group’s railcar repair and manufacturing businesses also continued to increase this year. In the fourth quarter of 2005, the group generated total revenues of $33 million and $9.5 million of operating income, including a significant amount from the liquidation of some railcars. Without a similar sale during the fourth quarter this year, the group’s fourth-quarter 2006 revenues of $24 million and operating income of $3.4 million were below its 2005 results.

The Plant Nutrient Group’s revenues were $265 million in 2006, and its operating income was $3.3 million. In 2005, its revenues amounted to $271 million and operating income was $10.4 million. The company believes that farmers reduced the amount of nutrients applied to their fields in response to significantly higher energy and nutrient input costs during the important 2006 planting and growing seasons. This resulted in lower wholesale and retail demand for plant nutrients including a deferral of fall season purchasing, and a reduction in the group’s gross profit and operating income. In the fourth-quarter of 2006, the group had operating income of $1.3 million on $67 million of revenues. In 2005, fourth-quarter revenues were $60 million, and operating income was $1.7 million.

The Turf and Specialty Group’s full-year operating income was $3.2 million in 2006, on $111 million of revenues. In 2005, the group incurred an operating loss of $3.0 million, on revenues of $123 million. The year-to-year improvement resulted from a change in the group’s business model which realigned staffing and assets in both the turf and cob products businesses. In the fourth quarter, the group typically incurs an operating loss due to the seasonal nature of its businesses. This year it achieved a slight operating profit for the quarter on revenues of $18 million. During the same three-month period in 2005, the group incurred an operating loss of $1.5 million, with revenues of $22 million.

The Retail Group achieved an operating income of $3.2 million in 2006. This was $0.3 million higher than its 2005 performance. Revenues amounted to $177 million in 2006, down 3.0 percent from 2005. Improved average gross margins were partially offset by lower average sales per transaction and increased operating expenses. The group’s fourth-quarter operating income of $1.9 million was slightly below its year-earlier result. During the quarter, the group began construction of a smaller-format food-only store in Sylvania, Ohio. The new “Andersons Market” is scheduled to open in the spring of 2007.

“We’ve been making a lot of changes throughout the company during the past two years, and they’re showing some very positive results,” said President and Chief Executive Officer Mike Anderson. “Our strategic decision to enter the ethanol business is definitely having an impact, as is our continued growth in Rail, our investment in Lansing Trade Group, restructuring in Turf and Specialty, and other process improvements throughout the company. As a result, in spite of the really tough market realities encountered by our Plant Nutrient Group this year, we beat our previous net income record by 39 percent. This successful growth benefits all of our constituents – our customers, our employees, our communities, and of course, our shareholders. With the Clymers, Indiana ethanol plant scheduled to begin production two months from now, and continued growth in our rail business, we look forward to continued positive progress in the coming year.”

The company will host a webcast on Friday, February 9, 2007 at 11:00 A.M. ET, to discuss its fourth quarter and full-year performance. This can be accessed under the heading “Investor Relations” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in seven U.S. states plus rail leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. It also includes financial information, of which, as of the date of this press release, the Company’s independent auditors have not completed their audit. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended		Year ended
	December 31		December 31
(in thousands, except for per share
amounts)	2006	2005	2006	2005

Sales and merchandising revenues	$463,415	$384,421	$1,458,053	$1,296,949
Cost of sales and merchandising revenues	402,865	315,548	1,250,921	1,098,506

Gross profit	60,550	68,873	207,132	198,443

Operating, administrative and general expenses	42,885	44,349	158,468	153,759
Interest expense	3,786	3,108	16,299	12,079

Other income, net	2,151	868	13,914	4,386
Equity in earnings of affiliates	2,911	984	8,190	2,321

Income before income taxes	18,941	23,268	54,469	39,312
Income tax provision	5,163	7,932	18,122	13,225

Net income	$13,778	$15,336	$36,347	$26,087

Per common share:
Basic earnings	$0.78	$1.03	$2.27	$1.76

Diluted earnings	$0.76	$0.99	$2.19	$1.69

Dividends paid	$0.045	$0.0425	$0.1775	$0.1650

Weighted average shares outstanding-basic	17,611	14,930	16,007	14,842

Weighted average shares outstanding-diluted	18,122	15,490	16,566	15,410

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31	December 31
(in thousands)	2006	2005

Assets
Current assets:
Cash and cash equivalents	$23,398	$13,876
Restricted cash	3,801	3,936
Accounts receivable (net) and margin deposits	136,819	83,291
Inventories	299,105	240,806
Other current assets	33,325	30,632

Total current assets	496,448	372,541

Investments and other assets	72,335	39,008
Railcar assets leased to others (net)	145,059	131,097
Property, plant and equipment (net)	95,502	91,498
	$809,344	$634,144

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$75,000	$12,400
Other current liabilities	265,040	263,922

Total current liabilities	340,040	276,322

Deferred items and other long-term liabilities	41,267	30,896
Long-term debt non-recourse	71,624	88,714
Long-term debt	86,238	79,329
Shareholders’ equity	270,175	158,883
	$809,344	$634,144

Segment Data
(Unaudited)

	Grain &	Plant		Turf &
	Ethanol	Nutrient	Rail	Specialty	Retail	Other	Total

Quarter ended December 31, 2006
Revenues from external customers	$305,279	$67,117	$23,768	$17,955	$49,296	$—	$463,415

Gross Profit	25,059	6,257	9,320	5,327	14,587	—	60,550

Other income / Equity in earnings of affiliates	3,799	234	69	28	168	764	5,062

Operating income (loss)	12,302	1,349	3,428	173	1,856	(167)	18,941

Quarter ended December 31, 2005
Revenues from external customers	215,795	60,400	33,455	21,979	52,792	—	384,421

Gross Profit	26,655	7,151	14,945	4,809	15,313	—	68,873

Other income / Equity in earnings of affiliates	1,157	200	106	44	129	216	1,852

Operating income (loss)	14,770	1,651	9,542	(1,486)	2,003	(3,212)	23,268

Year ended December 31, 2006
Revenues from external customers	791,207	265,038	113,326	111,284	177,198	—	1,458,053

Gross Profit	62,809	24,123	45,709	21,728	52,763	—	207,132

Other income / Equity in earnings of affiliates	15,867	1,015	511	1,115	865	2,731	22,104

Operating income (loss)	27,955	3,287	19,543	3,246	3,152	(2,714)	54,469

Year ended December 31, 2005
Revenues from external customers	628,255	271,371	92,009	122,561	182,753	—	1,296,949

Gross Profit	50,456	32,774	43,281	18,888	53,044	—	198,443

Other income / Equity in earnings of affiliates	2,890	1,096	642	589	646	844	6,707

Operating income (loss)	12,623	10,351	22,822	(3,044)	2,921	(6,361)	39,312